Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

MGP Ingredients, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-51849, 333-119860, 333-137593, 333–162625, and 333–162626) on Forms S-8 of MGP Ingredients, Inc. of our report dated June 24, 2011, with respect to the balance sheets of Illinois Corn Processing LLC as of December 31, 2010 and 2009, and the related statements of operations, changes in members’ equity, and statement of cash flows for the year ended December 31, 2010, and for the period November 20, 2009 (Inception) through December 31, 2009, which appears in the June 30, 2011 annual report on Form 10 K of MGP Ingredients’ Inc.

/s/ KPMG LLP

Houston, Texas
September 2, 2011